EXHIBIT 5

                         OPINION AND CONSENT OF COUNSEL


December 3, 2004

Adsero Corporation
2085 Hurontario Street, Suite 300
Mississauga, Ontario L5A 4G1

Gentlemen:

         We have examined the registration statement on Form S-8 of Adsero Corporation, a Delaware corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 50,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), under the Agreement with Jackson Steinem, Inc. dated November 20, 2003 (the "Agreement"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Agreement.

         We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Agreement, will be legally and validly issued, fully-paid and non- assessable.

         We consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to us in the registration statement and any amendments thereto.

Very truly yours,


/s/ GOTTBETTER & PARTNERS, LLP
------------------------------

                                       8